Exhibit 19.1

AST SPACEMOBILE, INC.
INSIDER TRADING COMPLIANCE POLICY

This Insider Trading Compliance Policy (this “Policy”) consists of seven sections:

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Section I provides an overview;
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Section II sets forth the policies of the Company prohibiting insider trading;
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Section III explains insider trading;
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Section IV consists of procedures that have been put in place by the Company to prevent insider trading and manage related reputational risk;
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Section V sets forth additional transactions that are prohibited by this Policy;
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Section VI explains Rule 10b5-1 trading plans; and
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Section VII refers to the execution and return of a certificate of compliance.
I.
SUMMARY

Preventing insider trading is necessary to comply with the federal securities laws and to preserve the reputation and integrity of AST SpaceMobile, Inc. (the “Company”) as well as that of all persons affiliated with the Company. “Insider trading” occurs when any person trades a security while in possession of inside information relating to the security. As explained in Section III below, “inside information” is information that is both “material” and “nonpublic.” Insider trading is a crime. The penalties for violating insider trading laws include imprisonment, disgorgement of profits, civil fines, and criminal fines of up to $5 million for individuals and $25 million for corporations. Insider trading is also prohibited by this Policy, and violation of this Policy may result in Company-imposed sanctions, including removal or dismissal for cause.

This Policy applies to all officers, directors, employees and consultants of the Company and its subsidiaries. Individuals subject to this Policy are responsible for ensuring that members of their households (this would include any person living in their home, whether or not such person is a family member) also comply with this Policy. This Policy also applies to any entities controlled by individuals subject to the Policy, including any corporations, partnerships or trusts, and transactions by these entities should be treated for the purposes of this Policy and applicable securities laws as if they were for the individual’s own account. This Policy extends to all activities within and outside an individual’s Company duties. Every officer, director, employee and consultant must review this Policy. Questions regarding the Policy should be directed to the Company’s Chief Legal Officer.

II.
STATEMENT OF POLICIES PROHIBITING INSIDER TRADING

No officer, director, employee or consultant shall trade any type of Company security while in possession of material, nonpublic information relating to the Company.

Additionally, no officer, director or employee of the Company or its subsidiaries designated in Schedule I (as may be amended from time to time) shall trade any security of the Company during the period beginning at 11:59 p.m. Eastern time on the fourteenth calendar day before the end of any fiscal quarter of the Company and ending upon completion of the first full trading day after the public release of earnings data for such fiscal quarter or during any other trading suspension period declared by the Company, except for trades pursuant to permitted transactions described below. For example, if the Company’s fourth fiscal quarter ends on December 31, the corresponding black-out period would begin at 11:59 p.m. Eastern time on December 17. For the purposes of this Policy, a “trading day” is a day on which national stock exchanges are open for trading.

These prohibitions do not apply to:

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purchases of the Company’s securities from the Company or sales of the Company’s securities to the Company;
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exercises of stock options or other equity awards or the surrender of shares to the Company in payment of the exercise price or in satisfaction of any tax withholding obligations in a manner permitted by the applicable equity award agreement, or vesting or settlement of equity-based awards, that in each case do not involve a market sale of the Company’s securities (the “cashless exercise” of a Company stock option through a broker does involve a market sale of the Company’s securities, and therefore would not qualify under this exception);
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acquisitions or dispositions of the Company’s securities under the Company’s Employee Stock Purchase Plan or any other individual account that are made pursuant to standing instructions entered into while such purchaser or seller was not in possession of material, nonpublic information or otherwise subject to a special trading blackout; or
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purchases, sales or other dispositions of the Company’s securities made pursuant to any binding contract, specific instruction or written plan entered into outside of a black-out period while the individual was unaware of any material, nonpublic information and which contract, instruction or plan (i) meets all requirements of the affirmative defense provided by Rule 10b5-1 (“Rule 10b5-1”) promulgated under the Securities Exchange Act of 1934, as amended (the “1934 Act”), (ii) was pre-cleared in advance pursuant to this Policy and (iii) has not been amended or modified in any respect after such initial pre-clearance without such amendment or modification being pre-cleared in advance pursuant to this Policy. For more information about Rule 10b5-1 trading plans, see Section VI below.

No officer, director, employee or consultant shall communicate or otherwise disclose (or “tip”) material, nonpublic information about the Company to anyone outside of the Company (except in accordance with the Company’s policies regarding the protection or authorized external disclosure of Company information) or to anyone within the Company other than on a need-to-know basis.

No officer, director, employee or consultant shall trade any type of security of any other company while in possession of material, nonpublic information that was obtained in the course of the individual’s work with the Company. No officer, director, employee or consultant who knows of any such material, nonpublic information shall tip such information to anyone outside the Company (except in accordance with the Company’s policies regarding the protection or authorized external disclosure of Company information) or to anyone within the Company other than on a need-to-know basis.

III.
EXPLANATION OF INSIDER TRADING

“Insider trading” refers to the trade of a security while in possession of “material,” “nonpublic” information relating to the security or its issuer.

“Securities” includes stocks, bonds, notes, debentures, options, warrants and other convertible securities, as well as derivative instruments.

“Trade” is defined broadly under the federal securities law to include the “purchase,” “sale” and “trade” of securities. “Purchase” includes not only the actual purchase of a security, but any contract to purchase or otherwise acquire a security. “Sale” includes not only the actual sale of a security, but any contract to sell or otherwise dispose of a security. “Trade” includes other transactions to acquire, transfer or dispose of a security. These definitions extend to a broad range of transactions, including conventional cash-for-stock transactions, conversions, gifts, the exercise of stock options, and acquisitions and exercises of warrants or puts, calls or other derivative securities.

It is generally understood that insider trading includes the following:

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trading by insiders while in possession of material, nonpublic information;

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trading by persons other than insiders while in possession of material, nonpublic information, if the information either was given in breach of an insider’s fiduciary duty to keep it confidential or was misappropriated; and
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tipping material, nonpublic information to others, including recommending the trade of a security while in possession of such information.
A.
What Facts are Material?

The materiality of a fact depends upon the circumstances. A fact is considered “material” if there is a substantial likelihood that a reasonable investor would consider it important in making a decision to buy, sell or hold a security, or if the fact is likely to have a significant effect on the market price of the security. Material information can be positive or negative and can relate to virtually any aspect of a company’s business or to any type of security, debt or equity.

Examples of material information include (but are not limited to) information about dividends; corporate earnings or earnings forecasts; possible mergers, acquisitions, tender offers or dispositions; major new products or product developments; important business developments such as major contract awards or cancellations, satellite test results, developments regarding strategic collaborators or the status of regulatory submissions; management or control changes; significant borrowing or financing developments, including pending sales or offerings of debt or equity securities; defaults on borrowings; bankruptcies; and significant litigation or regulatory actions. Moreover, material information does not have to be related to a company’s business. For example, the contents of a forthcoming newspaper column that is expected to affect the market price of a security can be material.

A good general rule of thumb: When in doubt, do not trade.

B.
What is Nonpublic?

Information is “nonpublic” if it is not available to the general public. In order for information to be considered public, it must be widely disseminated in a manner making it generally available to investors through such media as Dow Jones, Business Wire, Reuters, The Wall Street Journal, Associated Press, or United Press International, a broadcast on widely available radio or television programs, publication in a widely available newspaper, magazine or news web site, a Regulation FD-compliant conference call, or public disclosure documents filed with the Securities and Exchange Commission (“SEC”) that are available on the SEC’s web site.

The circulation of rumors, even if accurate and reported in the media, does not constitute effective public dissemination. In addition, even after a public announcement, a reasonable period of time must lapse in order for the market to react to the information. Generally, one should allow one full trading day following publication as a reasonable waiting period before such information is deemed to be public. If, for example, the Company were to make an announcement on Monday prior to 9:30 a.m. Eastern time, the information would be deemed public after the closing of trading on Monday. If an announcement were made on a Monday after 9:30 a.m. Eastern time, the information would be deemed public after the close of trading on Tuesday. If you have any questions as to whether information is publicly available, please contact the Company’s Chief Legal Officer. For the purposes of this Policy, a “trading day” is a day on which national stock exchanges are open for trading.

C.
Who is an Insider?

“Insiders” include officers, directors, employees and consultants of a company. Insiders have independent fiduciary duties to their company and its stockholders not to trade on the basis of material, nonpublic information relating to the company. All officers, directors, employees and consultants of the Company and its subsidiaries should consider themselves insiders with respect to material, nonpublic information about the Company’s business, activities and securities. Officers, directors, employees and consultants may not trade in the Company’s securities while in possession of material, nonpublic information relating to the Company, nor may they tip such information to anyone outside the Company (except in accordance with the Company’s policies regarding the protection or authorized external disclosure of Company information) or to anyone within the Company other than on a need-to-know basis.

In addition, officers, directors, employees and consultants may not trade in the securities of any other company while in possession of material, nonpublic information that was obtained in the course of the individual’s work with the Company.

Individuals subject to this Policy are responsible for ensuring that members of their households also comply with this Policy. This Policy also applies to any entities controlled by individuals subject to the Policy, including any corporations, partnerships or trusts, and transactions by these entities should be treated for the purposes of this Policy and applicable securities laws as if they were for the individual’s own account.

D.
Trading by Persons Other Than Insiders

Insiders may be liable for communicating or otherwise disclosing (“tipping”) material, nonpublic information to a third party (“tippee”), and insider trading violations are not limited to trading or tipping by insiders. Persons other than insiders also can be liable for insider trading, including tippees who trade on material, nonpublic information tipped to them or individuals who trade on material, nonpublic information that has been misappropriated.

Tippees inherit an insider’s duties and are liable for trading on material, nonpublic information illegally tipped to them by an insider. Similarly, just as insiders are liable for the insider trading of their tippees, so are tippees who pass the information along to others who trade. In other words, a tippee’s liability for insider trading is no different from that of an insider. Tippees can obtain material, nonpublic information by receiving overt tips from others or through, among other things, conversations at social, business, or other gatherings.

E.
Penalties for Engaging in Insider Trading

Penalties for trading on or tipping material, nonpublic information can extend significantly beyond any profits made or losses avoided, both for individuals engaging in such unlawful conduct and their employers. The SEC and Department of Justice have made the civil and criminal prosecution of insider trading violations a top priority. Enforcement remedies available to the government or private plaintiffs under the federal securities laws include:

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SEC administrative sanctions;
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securities industry self-regulatory organization sanctions;
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civil injunctions;
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damage awards to private plaintiffs;
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disgorgement of all profits;
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civil fines for the violator of up to three times the amount of profit gained or loss avoided;
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civil fines for the employer or other controlling person of a violator (i.e., where the violator is an employee or other controlled person) of up to the greater of $2,559,636 (subject to adjustment for inflation) or three times the amount of profit gained or loss avoided by the violator;
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criminal fines for individual violators of up to $5,000,000 ($25,000,000 for an entity); and
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jail sentences of up to 20 years.

In addition, insider trading could result in serious sanctions by the Company, including dismissal for cause. Insider trading violations are not limited to violations of the federal securities laws. Other federal and state civil or criminal laws, such as the laws prohibiting mail and wire fraud and the Racketeer Influenced and Corrupt Organizations Act (RICO), also may be violated in connection with insider trading.

F.
Size of Transaction and Reason for Transaction Do Not Matter

The size of the transaction or the amount of profit received or loss avoided does not have to be significant to result in prosecution. The SEC has the ability to monitor even the smallest trades, and the SEC performs routine market surveillance. Brokers and dealers are required by law to inform the SEC of any possible violations by people who may have material, nonpublic information. The SEC aggressively investigates even small insider trading violations.

G.
Examples of Insider Trading

Examples of insider trading cases include actions brought against corporate officers, directors, and employees who traded in a company’s securities after learning of significant confidential corporate developments; friends, business associates, family members and other tippees of such officers, directors, and employees who traded in the securities after receiving such information; government employees who learned of such information in the course of their employment; and other persons who misappropriated, and took advantage of, confidential information from their employers.

The following are illustrations of insider trading violations. These illustrations are hypothetical and, consequently, not intended to reflect on the actual activities or business of the Company or any other entity.

Trading by Insider

An officer of X Corporation learns that earnings to be reported by X Corporation will increase dramatically. Prior to the public announcement of such earnings, the officer purchases X Corporation’s stock. The officer, an insider, is liable for all profits as well as penalties of up to three times the amount of all profits. The officer also is subject to, among other things, criminal prosecution, including up to $5,000,000 in additional fines and 20 years in jail. Depending upon the circumstances, X Corporation and the individual to whom the officer reports also could be liable as controlling persons.

Trading by Tippee

An officer of X Corporation tells a friend that X Corporation is about to publicly announce that it has signed an agreement for a major acquisition. This tip causes the friend to purchase X Corporation’s stock in advance of the announcement. The officer is jointly liable with his friend for all of the friend’s profits, and each is liable for all civil penalties of up to three times the amount of the friend’s profits. The officer and his friend are also subject to criminal prosecution and other remedies and sanctions, as described above.

Trading in Other Public Company’s Securities

An officer of X Corporation learns that X Corporation plans to acquire Y Corporation. Prior to the public announcement of the acquisition, the officer purchases Y Corporation’s stock. The officer is liable for insider trading with respect to the Y Corporation shares because he obtained the material, nonpublic information regarding Y Corporation in the course of his work with X Corporation.

IV.
STATEMENT OF PROCEDURES

The following procedures have been established, and will be maintained and enforced, by the Company to prevent insider trading and manage related reputational risk. Every officer, director and designated employee is required to follow these procedures.

A.
Pre-Clearance of All Trades by All Officers, Directors and Certain Employees

To provide assistance in preventing inadvertent violations of applicable securities laws and to avoid the appearance of impropriety in connection with the trade of the Company’s securities, all transactions in the Company’s securities (including without limitation, acquisitions and dispositions of Company stock, the exercise of stock options and the sale of Company stock issued upon exercise of stock options) by officers, directors and such other employees of the Company and its subsidiaries listed on Schedule I (as may be amended from time to time) (each, a “Pre-Clearance Person”) must be pre-cleared by the Company’s Chief Legal Officer. Pre-clearance does not relieve anyone of his or her responsibility under the federal securities laws or applicable SEC rules. For the avoidance of doubt, any designation of the employees who are subject to pre-clearance may be updated from time to time by the Chief Legal Officer.

A Pre-Clearance Person seeking to trade in the Company’s securities must complete the “Pre-Clearance Request Form” attached hereto as “Attachment B” and submit it to the Chief Legal Officer at least two business days in advance of the proposed transaction. The Chief Legal Officer shall have sole discretion to decide whether to clear any contemplated transaction, provided that the Chief Executive Officer shall have sole discretion to decide whether to clear transactions by the Chief Legal Officer or persons or entities subject to this Policy as a result of their relationship with the Chief Legal Officer. All trades that are pre-cleared must be effected within five business days of receipt of the pre-clearance unless a specific exception has been granted by the Chief Legal Officer. A pre-cleared trade (or any portion of a pre-cleared trade) that has not been effected during the five business day period must be pre-cleared again prior to execution. Notwithstanding receipt of pre-clearance, if the Pre-Clearance Person becomes aware of material, nonpublic information or becomes subject to a black-out period before the transaction is effected, the transaction may not be completed.

None of the Company, the Chief Legal Officer or the Company’s other employees will have any liability for any delay in reviewing, or refusal of, a request for pre-clearance submitted pursuant to this Section IV.A. Notwithstanding any pre-clearance of a transaction pursuant to this Section IV.A, none of the Company, the Chief Legal Officer or the Company’s other employees assumes any liability for the legality or consequences of such transaction to the person engaging in such transaction.

B.
Black-Out Periods

Additionally, no officer, director or other employee of the Company or its subsidiaries listed on Schedule I (as may be amended from time to time) shall trade any security of the Company during the period beginning on the fourteenth calendar day before the end of any fiscal quarter of the Company and ending upon the completion of the first full trading day after the public release of earnings data for such fiscal quarter or during any other trading suspension period declared by the Company, except for trades pursuant to the permitted transactions described in Section II. For example, if the Company’s fourth fiscal quarter ends on December 31, the corresponding black-out period would begin at 11:59 p.m. Eastern time on December 17. For the avoidance of doubt, any designation of the employees who are subject to these prohibitions may be updated from time to time by the Chief Legal Officer.

Exceptions to the black-out period policy may be approved only by the Company’s Chief Legal Officer (or, in the case of an exception for the Chief Legal Officer or persons or entities subject to this Policy as a result of their relationship with the Chief Legal Officer, the Chief Executive Officer) or, in the case of exceptions for directors, the Board of Directors or the Audit Committee of the Board of Directors.

From time to time, the Company, through the Board of Directors, the Company’s Disclosure Committee or the Chief Legal Officer, may recommend that officers, directors, employees or others suspend trading in the Company’s securities because of potentially significant developments that are pending and/or have not yet been disclosed to the public. Subject to the exceptions noted above, all those affected may not trade in the Company’s securities while the suspension is in effect, and may not disclose to others that the Company has suspended trading.

C.
Post-Termination Transactions

With the exception of the pre-clearance requirement, this Policy continues to apply to transactions in the Company’s securities even after termination of service to the Company.

Accordingly, if a black-out period or other trading suspension is in effect for an individual when service terminates, that individual may not trade in the Company’s securities while the black-out or suspension continues. In all cases, if an individual is in possession of material, nonpublic information when his or her service terminates, that individual may not trade in the Company’s securities until that information has become public or is no longer material.

D.
Information Relating to the Company
1.
Access to Information

Access to material, nonpublic information about the Company, including the Company’s business, earnings or prospects, should be limited to officers, directors and employees of the Company and its subsidiaries on a need-to-know basis. In addition, such information should not be communicated or otherwise disclosed to anyone outside the Company under any circumstances (except in accordance with the Company’s policies regarding the protection or authorized external disclosure of Company information) or to anyone within the Company on an other than need-to- know basis.

In communicating or otherwise disclosing material, nonpublic information to employees of the Company, all officers, directors and employees must take care to emphasize the need for confidential treatment of such information and adherence to the Company’s policies with regard to confidential information.

2.
Inquiries from Third Parties

Inquiries from third parties, such as industry analysts or members of the media, about the Company should be directed to the Chief Legal Officer.

E.
Limitations on Access to Company Information

The following procedures are designed to maintain confidentiality with respect to the Company’s business operations and activities.

All officers, directors and employees should take all steps and precautions necessary to restrict access to, and secure, material, nonpublic information by, among other things:

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maintaining the confidentiality of Company-related transactions;
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conducting their business and social activities so as not to risk inadvertent disclosure of confidential information. Review of confidential documents in public places should be conducted so as to prevent access by unauthorized persons;
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restricting access to documents and files (including computer files) containing material, nonpublic information to individuals on a need-to-know basis (including maintaining control over the distribution of documents and drafts of documents);
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promptly removing and cleaning up all confidential documents and other materials from conference rooms following the conclusion of any meetings;
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disposing of all confidential documents and other papers, after there is no longer any business or other legally required need, through shredders when appropriate;
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restricting access to areas likely to contain confidential documents or material, nonpublic information;
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safeguarding laptop computers, mobile devices, tablets, memory sticks, CDs and other items that contain confidential information; and
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avoiding the discussion of material, nonpublic information in places where the information could be overheard by others such as in elevators, restrooms, hallways, restaurants, airplanes or taxicabs.

Personnel involved with material, nonpublic information, to the extent feasible, should conduct their business and activities in areas separate from other Company activities.

V.
ADDITIONAL PROHIBITED TRANSACTIONS

The Company has determined that there is a heightened legal risk and/or the appearance of improper or inappropriate conduct if the persons subject to this Policy engage in certain types of transactions. Therefore, officers, directors and employees shall comply with the following policies with respect to certain transactions in the Company securities:

A.
Short Sales

Short sales of the Company’s securities (i.e., sales of shares that the seller does not own at the time of sale) evidence an expectation on the part of the seller that the securities will decline in value, and therefore signal to the market that the seller has no confidence in the Company or its short-term prospects. In addition, short sales may reduce the seller’s incentive to improve the Company’s performance. For these reasons, short sales of the Company’s securities are prohibited by this Policy. In addition, as noted below, Section 16(c) of the 1934 Act absolutely prohibits Section 16 reporting persons from making sales of shares of the Company’s equity securities that the insider does not own at the time of sale, or sales of shares of the Company’s equity securities against which the insider does not deliver the shares within 20 days after the sale.

B.
Publicly Traded Options

A transaction in options is, in effect, a bet on the short-term movement of the Company’s stock and therefore creates the appearance that an officer, director or employee is trading based on inside information. Transactions in options also may focus an officer’s, director’s or employee’s attention on short-term performance at the expense of the Company’s long-term objectives.

Accordingly, transactions in puts, calls or other derivative securities involving the Company’s equity securities, on an exchange or in any other organized market, are prohibited by this Policy.

C.
Hedging Transactions

Purchasing financial instruments, such as prepaid variable forward contracts, equity swaps, collars, and exchange funds, or otherwise engaging in transactions that hedge or offset, or are designed to hedge or offset, any decrease in the market value of the Company’s equity securities (any such financial instruments or transactions, “Hedging Transactions”), may cause an officer, director or employee to no longer have the same objectives as the Company’s other stockholders. Therefore, all such Hedging Transactions involving the Company’s equity securities, whether such securities were granted as compensation or are otherwise held, directly or indirectly, are prohibited by this Policy, unless such Hedging Transaction is approved in advance by the Chief Legal Officer (or, in the case of the Chief Legal Officer or persons or entities subject to this Policy as a result of their relationship with the Chief Legal Officer, the Chief Executive Officer) or, in the case of directors, the Board of Directors or the Audit Committee of the Board of Directors.

D.
Purchases of the Company’s Securities on Margin; Pledging the Company’s Securities to Secure Margin or Other Loans

Purchasing on margin means borrowing from a brokerage firm, bank or other entity in order to purchase the Company’s securities (other than in connection with a cashless exercise of stock options under the Company’s equity plans). Margin purchases of the Company’s securities are prohibited by this Policy. Pledging the Company’s securities as collateral to secure loans is also prohibited. This prohibition means, among other things, that you cannot hold the Company’s securities in a “margin account” (which would allow you to borrow against your holdings to buy securities). Notwithstanding the foregoing, each of the Company’s named executive officers shall be permitted to pledge common equity securities of the Company and limited liability company units of AST & Science LLC (including within a “margin account”) to secure bona fide personal loans, as long as such named executive officer clearly demonstrates the financial capacity to repay the loan without resort to the pledged securities. If a named executive officer wishes to pledge Company securities as collateral for a loan or “margin account,” such named executive officer must submit a request for approval to the Chief Legal Officer (or, in the case of the Chief Legal Officer, the Chief Executive Officer) at least two weeks prior to the proposed execution of documents evidencing the proposed pledge.

E.
Partnership Distributions

Nothing in this Policy is intended to limit the ability of a venture capital partnership or other similar entity with which a director is affiliated to distribute Company securities to its partners, members or other similar persons. It is the responsibility of each affected director and the affiliated entity, in consultation with their own counsel (as appropriate), to determine the timing of any distributions, based on all relevant facts and circumstances and applicable securities laws.

F.
Employee Stock Purchase Plan

This Policy does not apply to automatic periodic purchases through payroll deduction of Company stock in the Employee Stock Purchase Plan. This Policy does apply, however, to voluntary transactions, including a person’s: (a) initial election to enroll in the Employee Stock Purchase Plan for any enrollment period, (b) election to increase or decrease the amount of such person’s automatic periodic contributions by payroll deduction to the Employee Stock Purchase Plan, (c) election to cease payroll deductions altogether and withdraw any accumulated cash, and (d) sales of the Company’s securities that were purchased under the Employee Stock Purchase Plan, none of which should be done when a person possesses material, nonpublic information (and, if applicable, should not be conducted during any Blackout Period as in Section IV.B above).

VI.
RULE 10b5-1 TRADING PLANS
A.
Overview

Rule 10b5-1 presents an opportunity for insiders to establish arrangements to trade Company stock without the restrictions of trading windows and black-out periods, even when there is undisclosed material information. Rule 10b5-1 provides directors, officers, employees and consultants with an affirmative defense from insider trading liability under Rule 10b5-1 for transactions under a previously established contract, plan or instruction to trade in the Company’s stock (a “Trading Plan”) entered into in good faith and in accordance with the terms of Rule 10b5-1 and all applicable state laws, and transactions under a Trading Plan will be exempt from the trading restrictions set forth in this Policy. The initiation of, and any modification to, any such Trading Plan will be deemed to be a transaction in the Company’s securities, and such initiation or modification is subject to all limitations and prohibitions relating to transactions in the Company’s securities. Each such Trading Plan, and any modification thereof, must be submitted to and pre-approved by the Company’s Chief Legal Officer or such other person as the Board of Directors may designate from time to time (the “Authorizing Officer”), who may impose such conditions on the implementation and operation of the Trading Plan as the Authorizing Officer deems necessary or advisable. For example, the Authorizing Officer may prescribe certain forms of Trading Plans to which employees’ Trading Plans must conform and/or may require that Trading Plans be arranged with a specific broker. However, compliance of the Trading Plan to the terms of Rule 10b5-1 and the execution of transactions pursuant to the Trading Plan are the sole responsibility of the person initiating the Trading Plan, not the Company or the Authorizing Officer.

Trading Plans do not exempt individuals from complying with Section 16 reporting and short- swing profit rules or liability. Furthermore, as noted above, Trading Plans only provide an “affirmative defense” in the event there is an insider trading lawsuit. It does not prevent someone from bringing a lawsuit.

A director, officer, employee or consultant may enter into a Trading Plan only when he or she is not in possession of material, nonpublic information, and only during a trading window period outside of the trading black-out period. Although transactions effected under a Trading Plan will not require further pre-clearance at the time of the trade, any transaction (including the quantity and price) made pursuant to a Trading Plan of a Section 16 reporting person must be reported to the Company promptly on the day of each trade to permit the Company’s filing coordinator to assist in the preparation and filing of a required Form 4. However, the ultimate responsibility and liability for timely filing remains with the Section 16 reporting person.

The Company reserves the right from time to time to suspend, discontinue or otherwise prohibit any transaction in the Company’s securities, even pursuant to a previously approved Trading Plan, if the Authorizing Officer or the Board of Directors, in its discretion, determines that such suspension, discontinuation or other prohibition is in the best interests of the Company. Any Trading Plan submitted for approval hereunder should explicitly acknowledge the Company’s right to prohibit transactions in the Company’s securities. Failure to discontinue trades as directed shall constitute a violation of the terms of this Section VI.

Officers, directors, employees and consultants may adopt Trading Plans with brokers that outline a pre-set plan for trading of the Company’s stock, including the exercise of options and sale of the associated shares. Trades pursuant to a Trading Plan generally may occur at any time. However, any plan established or modified by an officer or director must provide that the transactions may not begin until the later of either (i) 90 days after the adoption or modification of the Trading Plan or (ii) two business days following the disclosure of the Company’s financial results in a Form 10-Q or Form 10-K for the fiscal quarter in which the Trading Plan was adopted or modified. For a person who is not a director or officer, a cooling-off period of 30 days between the establishment or modification of a Trading Plan and commencement of any transactions under such plan is required.

B.
Revocation of and Modifications to Trading Plans

Revocation of Trading Plans should occur only in unusual circumstances. Effectiveness of any revocation or modification of a Trading Plan will be subject to the prior review and approval of the Authorizing Officer.

Once a Trading Plan has been revoked, the participant should wait at least 30 calendar days before trading outside of a Trading Plan. Any trade pursuant to a new Trading Plan must comply with the applicable cooling-off period and other restrictions set forth in Section VI.A of this Policy. You should note that revocation of a Trading Plan can result in the loss of an affirmative defense for past or future transactions under a Trading Plan. You should consult with your own legal counsel before deciding to revoke a Trading Plan.

A person acting in good faith may modify a prior Trading Plan so long as such modifications are made outside of a quarterly trading black-out period and at a time when the Trading Plan participant does not possess material, nonpublic information.

Under certain circumstances, a Trading Plan must be revoked. This may include circumstances such as the announcement of a merger or the occurrence of an event that would cause the transaction either to violate the law or to have an adverse effect on the Company. The Authorizing Officer or the administrator of the Company’s stock plans is authorized to notify the broker in such circumstances.

C.
Discretionary Plans

Although non-discretionary Trading Plans are preferred, discretionary Trading Plans, where the discretion or control over trading is transferred to a broker, are permitted if pre-approved by the Authorizing Officer.

The Authorizing Officer must pre-approve any Trading Plan, arrangement or trading instructions, etc., involving potential trades of the Company’s securities or option exercises, including but not limited to, blind trusts, discretionary accounts with banks or brokers, or limit orders. The actual transactions effected pursuant to a pre-approved Trading Plan will not be subject to further pre-clearance for transactions in the Company’s stock once the Trading Plan or other arrangement has been pre-approved.

D.
Reporting (if Required)

If required, an SEC Form 144 will be filled out and filed by the individual/brokerage firm in accordance with the existing rules regarding Form 144 filings. As required, the Form 144 must indicate that the trades are in accordance with a Trading Plan that complies with Rule 10b5-1. For Section 16 reporting persons, Form 4s must be filed within two business days after the transaction was executed. As required, the Form 4 must indicate that the trade was in accordance with a Trading Plan that complies with Rule 10b5-1.

E.
Options

Exercises of options for cash may be executed at any time. “Cashless exercise” option exercises through a broker are subject to trading windows. However, the Company will permit same day sales under Trading Plans. If a broker is required to execute a cashless exercise in accordance with a Trading Plan, then the Company must have exercise forms attached to the Trading Plan that are signed, undated and with the number of shares to be exercised left blank. Once a broker determines that the time is right to exercise the option and dispose of the shares in accordance with the Trading Plan, the broker will notify the Company in writing and the administrator of the Company’s stock plans will fill in the number of shares and the date of exercise on the previously signed exercise form. The insider should not be involved with this part of the exercise.

F.
Trades Outside of a Trading Plan

During an open trading window, trades differing from Trading Plan instructions that are already in place are allowed as long as the Trading Plan continues to be followed and the trades outside the Trading Plan in no way influences the trades pursuant to the Trading Plan.

G.
Public Announcements

The Company may make a public announcement that Trading Plans are being implemented in accordance with Rule 10b5-1. It will consider in each case whether a public announcement of a particular Trading Plan is required by applicable law or otherwise should be made. It may also make public announcements or respond to inquiries from the media as to whether transactions are made under a Trading Plan.

H.
Prohibited Transactions

The transactions prohibited under Section V of this Policy, including among others short sales and hedging transactions, may not be carried out through a Trading Plan or other arrangement or trading instruction involving potential trades of the Company’s securities.

I.
No Section 16 Protection

The use of Trading Plans does not exempt participants from complying with the Section 16 reporting rules or liability for short-swing trades.

J.
Limitation on Liability

None of the Company, the Authorizing Officer or the Company’s other employees will have any liability for any delay in reviewing, or refusal of, a Trading Plan submitted pursuant to this Policy. Notwithstanding any review of a Trading Plan pursuant to this Policy, none of the Company, the Authorizing Officer or the Company’s other employees assumes any liability for the legality or consequences relating to such Trading Plan or transaction to the person engaging in or adopting such Trading Plan or transaction.

VII.
EXECUTION AND RETURN OF CERTIFICATION OF COMPLIANCE

After reading this Policy, all officers, directors, employees and consultants should execute and return to the Company’s Chief Legal Officer the Certification of Compliance form attached hereto as “Attachment A.”

SCHEDULE I

Employee subject to Black-Out Periods:

The Company’s directors, officers (as defined in Rule 16a-1 under the Securities Exchange Act of 1934, as amended) (“Section 16 Persons”), family members of Section 16 Persons and trusts, corporations and other entities controlled by Section 16 Persons (collectively, “Permanent Restricted Persons”) are subject to Black-Out Periods. In addition, from time to time, the Company will notify persons other than Permanent Restricted Persons that they are subject to Black-Out Periods if the Company believes that, in the normal course of their duties, they are likely to have regular access to material, nonpublic information (“Other Restricted Persons”).

Employees considered to be Pre-Clearance Persons:

Permanent Restricted Persons and Other Restricted Persons are considered to be Pre-Clearance Persons, and must comply with the pre-clearance procedures set forth in this Policy.

ATTACHMENT A

CERTIFICATION OF COMPLIANCE

RETURN BY [ ] [insert return deadline]

TO: , Chief Legal Officer

FROM:

RE: INSIDER TRADING COMPLIANCE POLICY OF AST SPACEMOBILE, INC.

I have received, reviewed and understand the above-referenced Insider Trading Compliance Policy and undertake, as a condition to my present and continued employment (or, if I am not an employee, affiliation with) AST SpaceMobile, Inc., to comply fully with the policies and procedures contained therein.

I hereby certify, to the best of my knowledge, that during the calendar year ending December 31, 20[], I have complied fully with all policies and procedures set forth in the above-referenced Insider Trading Compliance Policy.

__________

SIGNATURE DATE

TITLE

ATTACHMENT B

PRE-CLEARANCE REQUEST FORM

To: AST SpaceMobile (the “Company”)
Chief Legal Officer

From: _________________

Re: Proposed transaction in the Company’s Securities

This is to advise you that the undersigned intends to execute a transaction in the Company’s securities on ____________ and does hereby request that the Company pre-clear the transaction as required by the Company’s Insider Trading Policy (the “Policy”).

The general nature of the transaction, including the type of proposed transaction and the number of shares or other securities involved, is as follows (e.g., open market purchase of 10,000 shares of common stock through NASDAQ, privately negotiated sale of warrants for the purchase of 5,000 shares of common stock, etc.):

The undersigned is not in possession of material nonpublic information (as defined in the Policy) about the Company.

The undersigned acknowledges that: (i) the transaction must be effected within five business days of receipt of the pre-clearance unless a specific exception is granted by the Chief Legal Officer; (ii) any pre-cleared trade (or any portion of a pre-cleared trade) that has not been effected during the five business day period must be pre-cleared again prior to execution; and notwithstanding receipt of pre-clearance, if the undersigned becomes aware of material, nonpublic information or becomes subject to a black-out period before the transaction is effected, the transaction may not be completed.

The undersigned has read and understands the Policy and certifies that the above proposed transaction will not violate the Policy.

The undersigned agrees to advise the Company promptly if, as a result of future developments, any of the foregoing information becomes inaccurate or incomplete in any respect. The undersigned understands that the Company may require additional information about the transaction and agrees to provide such information upon request.

Dated: ___________

_______________________________ __________________________

Printed Name Signed Name